Exhibit 10.1

SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Second Amendment”) is executed and agreed to by and between Carriage Services, Inc., a Delaware corporation (the “Company”), and Melvin C. Payne “Employee”), effective as of March 21, 2017 (the “Amendment Effective Date”).
WHEREAS, the Company and Employee have heretofore entered into that certain Second Amended and Restated Employment Agreement, dated effective as of March 14, 2012 and amended by the First Amendment (dated effective as of March 3, 2014) (as amended, the “Agreement”); and
WHEREAS, the Company and Employee desire to amend the Agreement in certain respects.
NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Employee hereby agree that the Agreement shall be amended as hereafter provided, effective as of the Amendment Effective Date:
1.Section 3.2 of the Agreement shall be deleted in its entirety and the following shall be substituted therefor:
“3.2    Annual Bonuses. For each complete calendar year that he is employed hereunder, Employee may be eligible to receive such annual cash bonuses (collectively, “Annual Bonus”) as determined by the Compensation Committee or the Company, as applicable, in its sole discretion as follows:
(a) An annual performance bonus (“Performance Bonus”) for a calendar year performance period that meets the performance-based exception requirements under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and applicable regulations thereunder may be granted to Employee by the Compensation Committee of the Company’s Board of Directors in such amounts and subject to such performance measures as the Compensation Committee shall determine in compliance with Code Section 162(m) and the applicable regulations. Such Performance Bonus shall be administered by the Compensation Committee in accordance with Code Section 162(m) and the applicable regulations thereunder including, without limitation, the requirement that neither the Compensation Committee nor the Company shall have the right to increase the amount of any annual Performance Bonus once the objective formula for the bonus for the applicable performance period has been established by the Compensation Committee. Notwithstanding the foregoing, the Compensation Committee shall have the authority to decrease the amount of any Performance Bonus otherwise payable hereunder, as determined in the Compensation Committee’s sole discretion.

(b) An annual discretionary bonus (“Discretionary Bonus”) may be granted to Employee by the Company subject to such terms and conditions as the Company shall determine in its sole discretion; provided, however, that any Discretionary Bonus granted hereunder shall be in addition to and not in lieu of any Performance Bonus or unearned portion of any Performance Bonus granted hereunder and, accordingly, may not offset, increase, or otherwise affect any Performance Bonus in any manner.
(c) Any Performance Bonus that may be payable hereunder shall be paid after the Compensation Committee has certified in writing that the relevant performance measures have been achieved for the applicable performance period in accordance with Code Section 162(m) and the regulations thereunder, but in no event later than March 15 of the calendar year following the end of the applicable performance period calendar year. Any Discretionary Bonus that may be payable hereunder shall be paid on or before March 15 of the calendar year following the end of the calendar year to which the Discretionary Bonus relates.
(d) Notwithstanding anything to the contrary in the Agreement including, without limitation, Section 5.5(a) of the Agreement, no portion of an Annual Bonus shall be paid or payable under any other provision of this Agreement if it would result in the noncompliance of any Performance Bonus granted hereunder with the performance-based exception under Code Section 162(m) and the applicable regulations thereunder; and, in this regard, any such provision shall be deemed inapplicable and void as to the Performance Bonus.”
2.Except as expressly modified by this Second Amendment, the terms of the Agreement shall remain in full force and effect and hereby are confirmed and ratified.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment as of the date set forth above.